Exhibit 3.2

STATE OF DELAWARE

AMENDMENT TO THE CERTIFICATE OF

LIMITED PARTNERSHIP

The undersigned, desiring to amend the Certificate of Limited Partnership pursuant to the provisions of Section 17-202 of the Revised Uniform Limited Partnership Act of the State of Delaware, does hereby certify as follows:

FIRST: The name of the Limited Partnership is Genesis Energy, L.P.

SECOND: Article 3 of the Certificate of Limited Partnership shall be amended as follows:

The name and address of the sole general partner is Genesis Energy, LLC, a Delaware limited liability company, 919 Milam, Suite 2100, Houston, TX 77002

IN WITNESS WHEREOF, the undersigned executed this Amendment to the Certificate of Limited Partnership on this 24th day of June, A.D. 2009.

By:	/s/ Karen Pape
General Partner(s)

Name:	Karen N. Pape, SVP and Controller Genesis Energy, LLC